Exhibit 10.1

Second Supplemental Agreement for Advertising Space Leasing Agreement

(“Second Supplemental Agreement”)

Party A (Lessor): Shenzhen Kezhi Technology Co., Ltd.(“Kezhi”)

Number of Business License: 91440300MA5G10WT71

Party B (Lessee): Shenzhen Honghao Internet Technology Co. Ltd. (“Honghao”)

Number of Business License: 91440300MA5GANXX8H

All terms in this agreement, unless otherwise stated, its definition is the same as the definition in the Advertising Space Leasing Agreement executed by both parties on September 25, 2020.

Whereas:

1.	Party A and Party B entered into an Advertising Space Leasing Agreement (“Original Agreement”) on September 25, 2020, and entered into a Supplemental Agreement for Advertising Space Leasing Agreement (“First Supplemental Agreement”) on November 20, 2020.

2.	Party A and Party B confirm that the total amount of RMB¥440,000,000 has been paid to Party A’s bank account by bank transfer, and details are as follows:

(1)	Leasing fee: RMB¥430,000,000 as the first installment of 20-year buyout rents for advertising space management rights and advertising publishing rights;

(2)	Contract bonds: RMB¥10,000,000 as the contract bonds of the Original Agreement.

3.	Affected by factors such as COVID-19, Party A and Party B intend to adjust the media business operation strategy under the Original Agreement and First Supplemental Agreement. To ensure Party B’s business operating results, starting from the execution date of this Second Supplemental Agreement, Party A and Party B no longer involve the transfer of advertising space management rights and advertising publishing rights, and further decide to transfer the above-mentioned leasing fees to loans.

To this end, Party A and Party B signed this Second Supplemental Agreement on March 30, 2021, through friendly negotiation.

(1) The leasing fee RMB¥440,000,000 paid by Party B pursuant to the Original Contract and the First Supplemental Agreement is hereby transferred to the loan made by Party B to Party A (the “Loan”). The period of Loan is six years, starting from the effective date of this Second Supplemental Agreement. Party A can repay the Loan in advance, but Party A shall notify Party B in writing five business days in advance.

(2) The annual interest rate for the Loan is five percent (5%). In the event that Party A repays the Loan on the day following the expiration of the loan period, Party A shall repay the principal and interest in the total amount RMB¥572,000,000. In the event that Party A repays the Loan in advance, the interest payable by the Party A shall be calculated by the principal of Loan and actual loan period.

(3) In the event that Party A fails to repay the principal and interest of the Loan, starting from the overdue date, the overdue payment interest shall be six percent (6%) per annum.

(4) Party A shall invest the Loan in three sectors, outdoor media, digital media, and real estate investment. Party A promises and guarantees that through its own business and resources, Party A will generate profits no less than RMB¥96,000,000 or equivalent assets value per year for Party B during the period of the Loan, which means that Party A shall generate profits no less than RMB¥572,000,000 or equivalent assets value during the period of the Loan. The value of equivalent assets shall be evaluated and determined by a legally qualified third-party asset appraisal company.

(5) In order for Party A to repay the Loan to Party B in accordance with this Second Supplemental Agreement and fulfill its commitment in Article 4, Party A promises that Nanjing Jinjiahu Culture Media Co., Ltd (“Nanjing Jinjiahu”) will generate no less than RMB¥30,000,000 profits or equivalent assets value each year for Party B pursuant to Party A’s contract with Nanjing Jinjiahu; Guangzhou Hongtan Commercial Real Estate Investment Partnership (limited partnership) (“Guangzhou Hongtan”) will generate no less than RMB¥48,000,000 profits or equivalent assets value each year for Party B through Party A’s contract with Guangzhou Hongtan; Party A will generate no less than RMB¥18,000,000 profits or equivalent assets value each year for Party B through Party A’s outdoor advertising business with Shenzhen Lianfake Network Technology Co., Ltd. For the payment batch, please refer to Attachment 4: Honghao payment batch.

(6) If the profits generated by Party B, Nanjing Jinjiahu and Guangzhou Hongtan can meet the promised standard for two consecutive years, the three companies (Kezhi, Nanjing Jinjiahu and Guangzhou Hongtan) agree to be acquired by Party B at a price-to-earnings ratio of 10 times, and the valuation of the targets shall be at least RMB¥960,000,000. The assets value of the acquisition shall be evaluated and determined by a legally qualified third-party asset appraisal company.

(7) Party A shall mortgage its own Huanghua pear assets worth RMB¥475,630,000 to Party B as a guarantee for repayment of the principal and interest of the Loan. The valuation report and mortgage agreement are attached hereto.

(8) In the event that Party A fails to enable Party B to receive a profit of more than RMB¥572,000,000 or equivalent asset value or company value before the expiration of the Loan period, Party A shall make up to Party B the remaining sum of Loan in cash, including principal and interest stipulated in Article 2 of this Second Supplemental Agreement.

(9) This Second Supplemental Agreement will take effect upon Party A and Party B have stamped it, and is binding to both parties. After this supplemental agreement becomes effective, it will become an integral part of the Original Agreement. In the event that the Original Agreement and the First Supplemental Agreement conflict with this Second Supplemental Agreement, this Second Supplemental Agreement shall prevail.

(10) In the event of a dispute arising from the execution and performance of this supplemental agreement, both parties shall resolve the dispute according to the dispute resolution mechanism set forth in the Original Agreement.

4.This	Second Supplemental Agreement is made in two original copies and held by Party A and Party B.

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Party A: Shenzhen Kezhi Technology Co., Ltd. (Stamp)

Party B: Shenzhen Honghao Internet Technology Co. Ltd. (Stamp)

Date: March 30, 2021

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